Exhibit 23.2

CliftonLarsonAllen LLP CLAconnect.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated May 19, 2015, relating to our audits of the statements of financial condition of Citizens National Bank of Meyersdale as of December 31, 2014 and 2013, and the related statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements which appear in the Form 8-K/A of Riverview Financial Corporation dated February 25, 2016.

CliftonLarsonAllen LLP

Baltimore, Maryland
February 25, 2016

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